[LETTERHEAD OF BURTON, BARTLETT & Glogovac]

                                February 14,2006

Nexicon, Inc.
400 Gold SW, Suite 1000
Albuquerque, New Mexico 87 102

Ladies and Gentlemen:

      We have acted as your counsel in connection with the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 322,477,621 shares of common stock, par value $0.001 per share, of Nexicon, Inc., a Nevada corporation (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement. The Registration Statement includes for registration 3 16,659,125 shares of common stock subject to issuance to Cornell Capital Partners, LP,
301,659,125 of which are issuable upon conversion of the November 2005 Debentures described In the Registration Statement, and 15,000,000 of which are issuable upon the exercise of warrants (the "Cornell Shares"), and (ii) 5,828,496 shares of common stock previously issued by the Company to certain stockholders (the "Other Seller Shares"). The Cornell Shares and the Other Seller Shares shall be referred to collectively as the "Shares".

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and the Company will have sufficient authorized and unissued shares of common stock available with respect to any Shares issued after the date of this letter. We have not verified any of these assumptions.

Nexicon, Inc.
February 13,2006
Page 2

      This opinion is rendered as of the date hereof and is limited to matters of Nevada corporate law, including applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, We express no opinion as to the laws of any other state, the federal law of the United States, or the effect of any applicable federal or state securities laws.

      Based upon and subject to the foregoing, it is our opinion that the Cornell Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Other Seller Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

                                        Very truly yours,

                                        /s/ Burton, Bartlett & Glogovac
                                        Burton, Bartlett & Glogovac